Exhibit 99.1

China Gengsheng Minerals Renews Full-Service Refractory Contract and
Regenerative Bricks Contract with Shandong Iron and Steel Group, Rizhao Subsidiary

Combined Contracts Valued at $9.0 million

Gongyi, China, November 30, 2009 –- China Gengsheng Minerals, Inc. (OTC Bulletin Board:CHGS) ("Gengsheng" or "the Company"), a high-tech industrial materials products company in China with products capable of withstanding high temperatures, saving energy and boosting productivity in certain industries such as steel and oil, today announced that it renewed a full-service refractory contract and regenerative bricks contract with Shandong Iron and Steel Group, Rizhao Subsidiary. The combined total value of the two contracts is approximately $9.0 million based on our estimation.

The term of the full-service contract is one year, effective from December 1, 2009 to November 10, 2010. Payments will be made on a monthly basis in accordance with the production schedules. The term of the regenerative bricks contract is 18 months, with unit price of RMB8, 000 per ton. Shandong Iron and Steel Group, Rizhao Subsidiary is the Company’s top customer, according for $6.0 million in sales, or 17.5% of total sales in the refractory segment, in the first nine months of 2009.89

"I am encouraged by the two contracts with Shandong Iron and Steel Group, Rizhao Subsidiary," said Mr. Shunqing Zhang, Chairman and CEO of the Company. "As our biggest customer and strategic partner, Shandong Iron and Steel Group, Rizhao Subsidiary has generated solid revenue growth and stable revenue streams for us. Meanwhile, the high value-added products such as the full-service programs and regenerative bricks typically enjoy higher gross margins."

The Company provides "full services" to China's steel mills in the form of refractory product installation, testing, maintenance, repair and replacement. Full-service customers contributed approximately 49.1% of the Company's total sales of refractory segment in the first nine months of 2009. Steel mills typically replace the refractory parts in their furnaces on an annual basis. In addition, the Company recently renewed its full-service contracts for refractory products with three other Chinese steel customers for another year. The combined total value of the three renewal contracts is estimated to be approximately $7.3 million.

About Shandong Iron and Steel Group, Rizhao Steel Subsidiary

Shandong Iron and Steel Group, a state-owned mill in the China's eastern Shandong province, merged with Rizhao Steel Holding Group in September 2009, as the provincial government consolidated the steel industry. The combination boosted Shandong Iron and Steel Group’s steel output to the third highest in China. Rizhao Steel Holding Group produced approximately 7.5 million tons of steel last year, according to the World Steel Association.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. ("Gengsheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, Gengsheng sells its products primarily to the iron and steel industries as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China’s Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and in 11 other countries. Gengsheng conducts its business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company’s ability to meet its obligations under its various contracts; the anticipated value, profit margin, timely payments and other economic benefits the Company expects to receive under such contracts; the Company’s ability to maintain its customer relations; the production capabilities and needs of our customers; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
China Gengsheng Minerals, Inc.

Ms. Wendy Sun
Finance Manager and Investor Relations
Tel: +86-159-3870-8666
Email: wendyshure@gmail.com

Mr. Shuai Zhang
Investor Relations
Email: shuai298@126.com

In the U.S.:
RedChip Companies, Inc.
Mr. Dave Gentry President
Tel: +1-407-491-4498
Email: info@redchip.com